EXHIBIT 5

Founded in 1852 by Sidney Davy Miller		MICHIGAN: Ann Arbor Detroit • Grand Rapids Kalamazoo · Lansing Saginaw • Troy FLORIDA: Naples ILLINOIS: Chicago MASSACHUSETTS: Cambridge
	MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. 277 South Rose Street, Suite 5000 Kalamazoo, Michigan 49007 TEL (269) 381-7030 FAX (269) 382-0244 www.millercanfield.com	NEW YORK: New York CANADA: Toronto ● Windsor POLAND: Gdynia Warsaw ● Wroclaw

August 21, 2008

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933

Capitol Trust XII
c/o Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Capitol Bancorp Ltd., a Michigan corporation (the “Company”) and Capitol Trust XII, a Delaware statutory trust (the “Trust”), in connection with the filing of a Registration Statement on Form S-3, including the prospectus filed therewith (the “Prospectus”) constituting a part of the Registration Statement and the exhibits to the Registration Statement (collectively and as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the proposed resale of up to 2,460,000 preferred securities of the Trust previously issued to certain affiliates of the Company from the Trust in an underwritten registered offering (the “Trust Preferred Securities”).

For purposes of giving the opinions hereinafter set forth, we have examined only the following documents and have conducted no independent factual investigation of our own:

1. The Certificate of Trust for the Trust, dated as of May 21, 2008, as filed in the Office of the Secretary of State of the State of Delaware on May 21, 2008;

2. The Trust Agreement of the Trust dated as of May 21, 2008 by and among the Company, as Depositor, each of the Administrative Trustees named therein, and Wells Fargo Delaware Trust Company, as Delaware Trustee (the “Original Trust Agreement”);

3. The Registration Statement; and

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

Capitol Bancorp Ltd.	-2-	August 21, 2008
Capitol Trust XII

4. The Amended and Restated Trust Agreement dated as of July 7, 2008 by and among the Company, as Depositor, each of the Administrative Trustees named therein, Wells Fargo Delaware Trust Company, as Delaware Trustee and Wells Fargo Bank, N.A., as Property Trustee (collectively with the Original Trust Agreement, the “Trust Agreement”).

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (1) through (4) above.  In particular, we have not reviewed any document (other than the documents listed in (1) through (4) above) that is referred to or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed therein, all of which we have assumed to be true, complete and accurate.

Our opinion is expressed only with respect to the foregoing and the General Corporation Law of the State of Delaware.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Trust Preferred Securities, all of which are issued and outstanding as of the date of this opinion, have been duly authorized, validly issued and fully paid and are nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Trust Preferred Securities.

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

Capitol Bancorp Ltd.	-3-	August 21, 2008
Capitol Trust XII

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Certain Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.  Except as stated above, this opinion is rendered solely for your benefit in connection with the matters set forth herein and, without our prior written consent, may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

/s/ Miller, Canfield, Paddock and Stone, p.l.c.

Miller, Canfield, Paddock and Stone, p.l.c.